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                                                                    Exhibit 99.2



Aug. 8, 2000

Media:   John Sousa
         (713) 507-3936

Analyst: Margaret Nollen
         (713) 767-8707


                  DYNEGY EXPANDS POWER PRESENCE INTO NORTHEAST
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              Accretive New York Generation Acquisition Provides
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               Access to Key Markets, Multiple Fuel Capabilities
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HOUSTON (Aug. 8, 2000) - Dynegy Inc. (NYSE: DYN) today announced a major expansion of its energy convergence business into the Northeast with the execution of a definitive agreement to acquire 1,700 megawatts (MW) of power generation facilities for $903 million. The facilities include the Danskammer Power Plant, a multi-fueled 500-MW power generating station owned by Central Hudson Gas & Electric Corp., and the Roseton Power Plant, a combination fuel oil- and natural gas-fired 1,200-MW power generating station jointly owned by Central Hudson (35 percent ownership), Consolidated Edison Company of New York, Inc. (40 percent) and Niagara Mohawk Power Corp. (25 percent). Both facilities are located in Newburgh, N.Y., approximately 50 miles north of New York City.

     The transaction is subject to approvals from the Federal Trade Commission, the Federal Energy Regulatory Commission and the New York Public Service Commission. It is expected to close during the first quarter of 2001.

     "This purchase clearly aligns with and advances our long-term energy convergence strategy to expand our energy portfolio in geographically diverse regions of the country through the acquisition of clean, safe and affordable unregulated generation assets," said Chuck Watson,

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DYNEGY EXPANDS POWER PRESENCE INTO NORTHEAST
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chairman and chief executive officer of Dynegy Inc. "In addition, the acquisition will be accretive to 2001 earnings and beyond."

     The power plants are a combination of baseload and intermediate generation facilities with multiple fuel source capabilities. The Danskammer Power Plant uses natural gas, fuel oil or coal, while the Roseton Power Plant is capable of using fuel oil and natural gas, either as a single fuel source or simultaneously. The 380-acre site where the two facilities are located has several fuel access points, including four interstate gas transmission systems, rail and barge delivery for coal and terminal delivery for fuel oil.

     According to Steve Bergstrom, president and chief operating officer of Dynegy Inc., "The power plants are on the preferred eastern side of the New York Central transmission system, a factor that will enable us to deliver power to wholesale customers in both the PJM and NEPOOL markets. The multiple fuel sources will give us the ability to utilize our marketing, trading and arbitrage capabilities to create additional value from the cross-commodity opportunities."

     In conjunction with the transaction, Dynegy will enter into a transition power agreement through which it will supply a portion of the power generated at the facilities to Central Hudson for more than three years.

     It is expected that Dynegy will finance the transaction with a combination of project and corporate debt. Banc of America Securities LLC acted as financial advisor to Dynegy.

     Dynegy Inc. is one of the country's leading energy merchants. Through its leadership position in energy marketing, power generation, transportation, gathering and processing, the company provides energy solutions to its customers primarily in North America, the United Kingdom and Europe.

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For more information about Dynegy please visit its web site at www.dynegy.com.